Exhibit 99.1

Granite Reports Third Quarter 2020 Results

Third Quarter Year-To-Date Results

•	Revenue of $2.6 billion, up 2.2% year-over-year
•	Gross profit of $238.1 million, up 39.7% year-over-year
•	Strong core operations results dampened by Heavy Civil Operating Group performance
•	Cash and marketable securities increased $161.1 million year-over-year
•	Operating cash flow of $138.7 million, highest since 2006

WATSONVILLE, Calif. (February 25, 2021) - Granite Construction Incorporated (NYSE: GVA) today reported a net loss of ($153.1) million and ($3.36) per diluted share for the nine months ended September 30, 2020, compared to a net loss of ($40.8) million and ($0.87) per diluted share year-over-year. The net loss for the nine months ended September 30, 2020 included $194.4 million of transaction costs(2), amortization of debt discount, non-recurring legal and accounting investigation costs, and non-cash impairment charges, after-taxes, compared to $26.1 million year-over-year. Excluding the impact of these expenses and charges, adjusted net income (1) for the nine months ended September 30, 2020 was $41.3 million and $0.89 per diluted share compared to an adjusted net loss of ($14.7) million and ($0.31) per diluted share year-over-year. Prior period financial information included herein reflects the impact of the previously disclosed restatement of the first three quarters in the year ended December 31, 2019.

For the nine months ended September 30, 2020, our strong vertically-integrated business results continued and we reduced project write downs within the Heavy Civil Operating Group.  Revenue increased $56.9 million to $2.6 billion year-over-year, and gross profit margin increased to 9.1%, compared to 6.7% year-over-year. For the first nine months of 2020, SG&A expenses totaled $252.6 million, up $28.0 million year-over-year from $224.6 million. The 2020 increase is attributable to non-recurring legal and accounting costs of $28.4 million related to the Audit/Compliance Committee investigation.

Excluding non-recurring legal and accounting costs, non-cash impairment charges, and transaction costs, adjusted EBITDA(1) was $126.7 million for the nine months ended September 30, 2020, compared to $63.3 million year-over-year. Adjusted EBITDA margin for 2020 and 2019 was 4.8% and 2.5%, respectively.

As previously reported in our Q3 2020 Business Update, the Company ended the third quarter of 2020 with Committed and Awarded Projects ("CAP")(3) of $4.2 billion, up sequentially, which includes $1.4 billion of best-value procurement work. CAP balance decreased $0.5 billion year-over-year reflecting lower Heavy Civil Operating Group contract backlog. Cash and marketable securities totaled $393.7 million as of September 30, 2020, compared to $232.6 million as of September 30, 2019, reflecting Granite’s disciplined cash management and the favorable settlement of several claims during 2020.

"We shortly expect to achieve another significant milestone as we become current with our SEC filings and compliant with NYSE listing requirements," said Kyle Larkin, Granite President. "I am very proud of the teams that have worked long hours to make this happen. We still have work to do, as we have already announced we will be late with our 2020 Form 10-K filing.  Importantly, this should not adversely affect our listing status with the NYSE or other stakeholder relationships subject to reporting requirements."

"Despite the pandemic and its challenges, most of our businesses performed very well, all the while building quality work for our customers," said Larkin. "Our vertically integrated businesses have delivered exceptional results despite the unprecedented environment. Further, the newly established leadership team in the Heavy Civil Operating Group continues to make solid progress working through their portfolio of projects while pursuing new opportunities that meet our updated risk criteria. These efforts, in addition to prudent cash management and the favorable settlement of several significant claims, culminated in the highest operating cash flow we have achieved since 2006. I am confident in Granite's outlook and look forward to sharing more with you when we finalize the review of our strategic plan.”

(1) Adjusted net income (loss), adjusted diluted income (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2) Transaction costs include acquisition, integration, acquired intangible amortization expenses, acquisition-related depreciation and synergy costs.

(3) CAP is comprised of contract backlog (unearned revenue and other awards), as well as awarded construction management/general contractor, construction management at-risk and progressive design build projects not yet included in contract backlog.

Third Quarter 2020 Segment Results (Unaudited - dollars in thousands)

Transportation Segment
		As Restated
Nine Months Ended September 30,	2020	2019	Change
Revenue	$1,510,001	$1,407,577	$102,424	7.3%
Gross profit	$110,888	$31,016	$79,872	257.5%
Gross profit as a percent of revenue	7.3%	2.2%

		As Restated
September 30,	2020	2019	Change
Committed and Awarded Projects	$3,097,829	$3,725,183	$(627,354)	-16.8%

Transportation segment revenue and gross profit both increased, reflecting strong results in our vertically-integrated businesses and reduced project write downs in the Heavy Civil Operating Group in the current year. The Heavy Civil Operating Group recognized pre-tax gross losses of ($51.9) million and ($112.1) million for the nine months ended September 30, 2020 and 2019, respectively.

Segment CAP decreased $626.2 million year-over-year totaling $3.1 billion as of September 30, 2020 due to a decrease in the Heavy Civil Operating Group CAP of $0.6 billion year-over-year. As of September 30, 2020, Transportation segment CAP included $1.4 billion of best-value procurement work.

Water Segment
		As Restated
Nine Months Ended September 30,	2020	2019	Change
Revenue	$317,980	$345,556	$(27,576)	-8.0%
Gross profit	$34,483	$31,085	$3,398	10.9%
Gross profit as a percent of revenue	10.8%	9.0%

		As Restated
September 30,	2020	2019	Change
Committed and Awarded Projects	$346,253	$248,459	$97,794	39.4%

Water segment revenue decreased primarily due to delayed projects and bids attributable to COVID-19 impacts on our customers and crew availability. Segment gross profit and gross profit margin increased largely due to large write downs in 2019 which were not repeated in 2020.

Segment CAP increased to $346.3 million as of September 30, 2020, primarily reflecting the addition in the third quarter 2020 of five trenchless sewer contracts located in Chicago totaling $148 million.

Specialty Segment
		As Restated
Nine Months Ended September 30,	2020	2019	Change
Revenue	$513,087	$538,497	$(25,410)	-4.7%
Gross profit	$47,853	$73,639	$(25,786)	-35.0%
Gross profit as a percent of revenue	9.3%	13.7%

		As Restated
September 30,	2020	2019	Change
Committed and Awarded Projects	$748,452	$749,251	$(799)	-0.1%

Specialty segment revenue decreased primarily due to the impact of COVID-19 on the mining industry, which was shut down for a period of time.  These impacts were partially offset by increased site development opportunities in the West. The Specialty segment gross profit decrease reflects the COVID-19 impacts on revenue as well as a write down related to a dispute on a tunneling project.

Specialty segment CAP totaled $748.5 million as of September 30, 2020.

Materials Segment
		As Restated
Nine Months Ended September 30,	2020	2019	Change
Revenue	$275,819	$268,389	$7,430	2.8%
Gross profit	$44,915	$34,714	$10,201	29.4%
Gross profit as a percent of revenue	16.3%	12.9%

Materials segment revenue increased year over year primarily due to higher external sales volumes when compared to prior year results which were impacted by inclement weather. Materials segment gross profit and gross profit margin increased due to an increase in sales volumes as well as achievement of operational efficiencies.

Outlook

Although Granite suspended guidance for 2020, the Company expects to report fourth quarter 2020 results and 2021 guidance to the investment community by the end of March 2021.

Conference Call

Granite will conduct a conference call today, February 25, 2021, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the nine months ended September 30, 2020. The Company invites investors to listen to a live audio webcast on its Investor Relations website, https://investor.graniteconstruction.com. The live call is available by calling 1-866-807-9684; international callers may dial 1-412-317-5415. An archive of the webcast will be available on the website approximately one hour after the call. A replay will be available after the live call through March 4, 2021, by calling 1-877-344-7529, replay access code 10152693; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, Committed and Awarded Projects ("CAP"), and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, CAP, and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

			As Restated
	September 30, 2020	December 31, 2019	September 30, 2019
ASSETS
Current assets
Cash and cash equivalents	$388,024	$262,273	$184,673
Short-term marketable securities	—	27,799	37,918
Receivables, net	661,948	547,417	712,972
Contract assets	159,939	211,441	206,407
Inventories	102,111	88,885	95,442
Equity in construction joint ventures	184,980	193,110	203,954
Other current assets	48,300	46,016	51,925
Total current assets	1,545,302	1,376,941	1,493,291
Property and equipment, net	536,256	542,297	542,796
Long-term marketable securities	5,700	5,000	10,000
Investments in affiliates	76,464	84,176	84,914
Goodwill	116,691	264,279	264,112
Right of use assets	68,276	72,534	70,472
Deferred income taxes, net	39,439	50,158	30,637
Other noncurrent assets	100,145	106,703	116,438
Total assets	$2,488,273	$2,502,088	$2,612,660

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,253	$8,244	$8,263
Accounts payable	385,259	400,775	399,743
Contract liabilities	189,430	95,737	109,299
Accrued expenses and other current liabilities	391,651	337,300	359,221
Total current liabilities	974,593	842,056	876,526
Long-term debt	405,644	356,108	394,841
Lease liabilities	51,879	58,618	56,740
Deferred income taxes, net	3,417	3,754	4,652
Other long-term liabilities	63,741	63,136	58,433
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,655,682 shares as of September 30, 2020, 45,503,805 shares as of December 31, 2019 and 46,741,263 shares as of September 30, 2019	457	456	468
Additional paid-in capital	554,303	549,307	567,033
Accumulated other comprehensive loss	(6,000)	(2,645)	(3,282)
Retained earnings	422,846	594,353	619,690
Total Granite Construction Incorporated shareholders’ equity	971,606	1,141,471	1,183,909
Non-controlling interests	17,393	36,945	37,559
Total equity	988,999	1,178,416	1,221,468
Total liabilities and equity	$2,488,273	$2,502,088	$2,612,660

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

		As Restated
Nine Months Ended September 30,	2020	2019
Revenue
Transportation	$1,510,001	$1,407,577
Water	317,980	345,556
Specialty	513,087	538,497
Materials	275,819	268,389
Total revenue	2,616,887	2,560,019
Cost of revenue
Transportation	1,399,113	1,376,561
Water	283,497	314,471
Specialty	465,234	464,858
Materials	230,904	233,675
Total cost of revenue	2,378,748	2,389,565
Gross profit	238,139	170,454
Selling, general and administrative expenses	252,568	224,577
Acquisition and integration expenses	73	13,769
Non-cash impairment charges	156,690	—
Gain on sales of property and equipment	(4,870)	(13,936)
Operating loss	(166,322)	(53,956)
Other (income) expense
Interest income	(2,813)	(6,257)
Interest expense	17,902	13,011
Equity in income of affiliates, net	(4,415)	(10,159)
Other expense (income), net	92	(2,394)
Total other expense (income)	10,766	(5,799)
Loss before benefit from income taxes	(177,088)	(48,157)
Benefit from income taxes	(5,220)	(11,516)
Net loss	(171,868)	(36,641)
Amount attributable to non-controlling interests	18,741	(4,170)
Net loss attributable to Granite Construction Incorporated	$(153,127)	$(40,811)

Net loss per share attributable to common shareholders
Basic	$(3.36)	$(0.87)
Diluted	$(3.36)	$(0.87)
Weighted average shares of common stock
Basic	45,598	46,771
Diluted	45,598	46,771
Dividends per common share	$0.39	$0.39

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

		As Restated
Nine Months Ended September 30,	2020	2019
Operating activities
Net loss	$(171,868)	$(36,641)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	84,713	92,700
Amortization related to the 2.75% Convertible Notes	6,458	—
Gain on sales of property and equipment, net	(4,870)	(13,936)
Deferred income taxes	996	(2,150)
Stock-based compensation	5,203	8,924
Equity in net loss from unconsolidated joint ventures	38,529	93,274
Net income from affiliates	(4,415)	(10,159)
Non-cash impairment charges	156,690	—
Other non-cash adjustments	2,071	4,630
Changes in assets and liabilities, net of the effects of acquisitions:	25,159	(163,140)
Net cash provided by (used in) operating activities	138,666	(26,498)
Investing activities
Purchases of marketable securities	(9,996)	—
Maturities of marketable securities	10,000	20,000
Proceeds from called marketable securities	24,996	—
Purchases of property and equipment	(74,901)	(83,329)
Proceeds from sales of property and equipment	12,283	28,104
Cash paid to purchase business	—	(6,227)
Other investing activities, net	(4,283)	(3,756)
Net cash used in investing activities	(41,901)	(45,208)
Financing activities
Proceeds from debt	50,000	105,574
Debt principal repayments	(6,321)	(86,018)
Cash dividends paid	(17,777)	(18,240)
Repurchases of common stock	(753)	(6,916)
Contributions from non-controlling partners	9,250	—
Distributions to non-controlling partners	(10,060)	(12,234)
Other financing activities, net	324	1,242
Net cash provided by (used in) financing activities	24,663	(16,592)
Net increase (decrease) in cash, cash equivalents and restricted cash	121,428	(88,298)
Cash, cash equivalents and $5,835 and $5,825 in restricted cash at beginning of period	268,108	278,629
Cash, cash equivalents and $1,512 and $5,658 in restricted cash at end of period	$389,536	$190,331

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted income (loss) before benefit from income taxes, adjusted provision for (benefit from) income taxes, adjusted net income (loss) attributable to Granite Construction Incorporated and adjusted diluted net income (loss) per share to indicate the impact of amortization of debt discount related to our convertible notes and non-recurring acquisition, integration, acquired intangible amortization expenses, acquisition related depreciation and synergy costs (collectively referred to as “transaction costs”) related to the acquisition of the Layne Christensen Company and LiquiForce and other significant non-recurring items as required. Acquisition and integration costs include external transaction costs, professional fees and internal travel. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

		As Restated
Nine Months Ended September 30,	2020	2019
Net loss attributable to Granite Construction Incorporated	$(153,127)	$(40,811)
Depreciation, depletion and amortization expense(2)	84,713	92,700
Benefit from income taxes	(5,220)	(11,516)
Interest expense, net of interest income	15,089	6,754
EBITDA(1)	$(58,545)	$47,127
EBITDA margin(1)(3)	(2.2%)	1.8%

Non-recurring legal and accounting fees	$28,440	$—
Non-cash impairment charges	156,690	—
Transaction costs	73	16,133
Adjusted EBITDA(1)	$126,658	$63,260
Adjusted EBITDA margin(1)(3)	4.8%	2.5%

(1) We define EBITDA as GAAP net loss attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of non-recurring legal and accounting fees, non-cash impairment charges and acquisition and integration expenses and synergies.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA and Adjusted EBITDA divided by consolidated revenue of $2.6 billion for the three and nine months ended September 30, 2020 and $2.6 billion for the three and nine months ended September 30, 2019.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income (Loss) Reconciliation

(Unaudited - in thousands, except per share data)

		As Restated
Nine Months Ended September 30,	2020	2019
Loss before benefit from income taxes	$(177,088)	$(48,157)
Transaction costs	17,591	35,327
Amortization of debt discount(1)	4,910	—
Non-cash impairment	156,690	—
Non-recurring legal and accounting fees	28,440	—
Adjusted income (loss) before benefit from income taxes	$30,543	$(12,830)

Benefit from income taxes	$(5,220)	$(11,516)
Tax effect of the transaction costs and amortization of debt discount(2)	13,245	9,185
Adjusted provision for (benefit from) income taxes	$8,025	$(2,331)

Net loss attributable to Granite Construction Incorporated	$(153,127)	$(40,811)
After-tax transaction costs, amortization of debt discount, non-cash impairment and non-recurring legal and accounting fees	194,386	26,142
Adjusted net income (loss) attributable to Granite Construction Incorporated	$41,259	$(14,669)

Diluted net loss per share attributable to common shareholders	$(3.36)	$(0.87)
After-tax transaction costs and amortization of debt discount	4.25	0.56
Adjusted diluted net income (loss) per share attributable to common shareholders	$0.89	$(0.31)

(1) Under U.S. GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, the $230.0 million aggregate principal amount of convertible senior notes that were issued in November 2019 (the “2.75 % Convertible Notes”), are separated into liability and equity components on the consolidated balance sheets. The equity component represents the excess of the $230.0 million principal amount of the 2.75% Convertible Notes over the carrying amount of the liability component (“debt discount”). We are amortizing the debt discount to interest expense using an effective interest rate of 6.62% over the expected life of the 2.75% Convertible Notes.

(2) The tax effect of transaction costs was calculated using the Company’s estimated annual statutory tax rate.

Contacts:

Investors

Wenjun Xu - 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated